Exhibit 99.1

Schlumberger Announces First-Quarter 2014 Results

Schlumberger Limited

Paris, April 17, 2014 – Schlumberger Limited (NYSE:SLB) today reported first-quarter 2014 revenue from continuing operations of $11.24 billion versus $11.91 billion in the fourth quarter of 2013, and $10.57 billion in the first quarter of 2013.

Income from continuing operations attributable to Schlumberger, excluding charges and credits, was $1.59 billion—a decrease of 11% sequentially but an increase of 23% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $1.21 versus $1.35 in the previous quarter, and $0.97 in the first quarter of 2013.

Schlumberger recorded charges of $0.09 per share in the fourth quarter of 2013 and of $0.07 per share in the first quarter of 2013. Schlumberger did not record any charges or credits in the first quarter of 2014.

Oilfield Services revenue of $11.24 billion decreased 6% sequentially, but increased 6% year-on-year. Oilfield Services pretax operating income of $2.37 billion decreased 9% sequentially, but increased 21% year-on-year.

Schlumberger CEO Paal Kibsgaard commented, “Growing new technology sales and expanding integration activity drove our first-quarter results despite the severe winter weather that impacted operations in Russia, China and North America. While the sequential results displayed the usual drop in product, software and multiclient license sales following strong year-end figures, our solid year-on-year growth rates were led by the Middle East & Asia and North America Areas although all geographies benefitted from an increasing focus on operational excellence and efficiency.

Internationally, performance was led by further growth in key markets in Saudi Arabia, the United Arab Emirates and the deepwaters of Australia, as well as by strength in sub-Saharan Africa, project work in Ecuador and shale-related activity in Argentina. Land activity in North America was robust on the back of increased service intensity, market share gains and new technology uptake, in spite of winter weather headwinds and pressure pumping competitive pricing. North America offshore declined slightly on operational delays and extended workover activities.

In terms of pricing, we saw little change in general trends, but new technology at premium pricing continued to penetrate the market and contributed to operating margin results, particularly when combined with the best-in-class service quality. Our overall performance in this area was further supported by our engineering, manufacturing and sustaining organization that continues to deliver new and innovative products to our field operations, with strong ‘out-of-box’ performance.

The fundamentals of the global economic recovery remain intact in spite of the unusually harsh winter weather in parts of the Northern Hemisphere, some signs of a slowdown in growth in China, and the unsettled situation in Ukraine. These factors, however, are likely temporary in nature and the oil markets continue to be tighter than once anticipated, driven by strong demand trends, lower spare capacity figures and a fall in OECD stocks. Supply continues to grow in North America, while other areas are struggling to meet their production targets. In the US, natural gas trends were boosted by winter temperatures, but supply and demand is expected to normalize over the coming months.

As a result, we continue to believe that our customers’ well-related spend will increase north of 6% in 2014, and that the spend growth rates will be relatively evenly split between the international and North American markets, driven by the independent and national oil companies. We therefore remain positive on the year to come, with our broad geographical footprint, balanced technology portfolio and agile organization providing both protection from potential market disturbances, and the ability to capitalize on market opportunities.”

Other Events

•	During the quarter, Schlumberger repurchased 9.96 million shares of its common stock at an average price of $90.31 per share for a total purchase price of $899 million.

•	On March 13, 2014, Schlumberger announced that it had entered into an agreement to purchase the remaining shares of SES Holdings Limited (“Saxon”), a Calgary-based provider of international land drilling services, from First Reserve and certain members of Saxon management. Saxon currently operates a fleet of 87 rigs (70 drilling and 17 workover) in 10 countries, and provides support services to an additional 35 rigs worldwide. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals.

Oilfield Services

First-quarter revenue of $11.24 billion decreased 6% sequentially, but increased 6% year-on-year. International Area revenue of $7.48 billion grew $322 million, or 5% year-on-year, while North America Area revenue of $3.68 billion increased $394 million, or 12% year-on-year. The strong year-end product, software and multiclient sales experienced in the fourth quarter of 2013 accounted for almost half of the sequential decline in revenue. The rest of the sequential decline was due to seasonal weather-related activity slowdowns in Russia and China; the completion of marine seismic surveys in Brazil, Norway, Malaysia and in the Caspian Sea; and contract and operational delays in Brazil and Mexico. However, these sequential effects were partly offset by strong pressure pumping activity in US Land and Canada, which was partially muted by severe winter weather.

Given the significant impact that year-end and seasonality factors had on sequential performance, the following paragraphs focus on year-on-year growth unless otherwise noted.

North America Area revenue of $3.68 billion increased 12%. Although land activity was temporarily disrupted by severe winter weather, overall robust results were driven by increased service intensity, market share gains, and new technology uptake in a pressure pumping market where pricing remained competitive. Land revenue also grew from the expanding artificial lift business. North America offshore declined marginally due to operational delays and extended workover activity.

International revenue increased 5% led by the Middle East & Asia Area with revenue of $2.84 billion growing 19%, mainly from strong activity in Saudi Arabia and the United Arab Emirates and by robust drilling activity and technology uptake in Southeast Asia and deepwater Australia. Europe/CIS/Africa Area revenue of $2.88 billion increased 1%, led by the Central West Africa GeoMarket on strong development and exploration activity and by Norway from market share gains in drilling services. Russia and Central Asia region revenue increased slightly as growing activity in the Arctic and the Caspian Sea was offset by activity disruption from the severe winter weather and the impact of the weaker Russian ruble. The Area revenue for the first quarter reflects the absence of the results of the Framo subsea business that was transferred to the OneSubsea™ joint venture at the end of the second quarter of 2013. Excluding the effect of this business transfer, the revenue for the Europe/CIS/Africa Area grew 3%. Latin America Area revenue of $1.76 billion declined 8%, mainly due to significantly lower activity and pricing in Brazil coupled with reduced rig count in Mexico due to budgetary spend. These effects, however, were partially offset by increased work in the Schlumberger Project Management (SPM) Shushufindi project in Ecuador and strong activity in the Vaca Muerta shale in Argentina.

By segment, Reservoir Characterization Group revenue of $2.85 billion increased $51 million, or 2%, led by Wireline and Testing Services driven by offshore exploration and by Schlumberger Information Solutions (SIS) on increased software sales across all International Areas. WesternGeco declined on lower marine vessel fleet utilization and reduced multiclient sales. Drilling Group revenue of $4.33 billion increased $269 million, or 7%, led by robust demand for Drilling & Measurements and M-I SWACO technologies in Saudi Arabia, Australia and in the Southeast Asia region. Production Group revenue of $4.12 billion increased $357 million, or 10%, with double-digit growth posted by Well Services pressure pumping technologies in North America land and increased SPM activity.

First-quarter pretax operating income of $2.37 billion decreased 9% sequentially, but increased 21% year-on-year. International pretax operating income of $1.71 billion increased $278 million, or 20% year-on-year, while North America pretax operating income of $683 million increased $56 million, or 9% year-on-year.

Sequentially, pretax operating margin slipped by 80 basis points (bps) to 21.1% due to year-end and seasonality effects. The first-quarter’s margin dilution, which was due to typical year-end and seasonal winter weather effects, was 127 bps. International margin declined slightly by 73 bps to 22.8%, while North America margin decreased 107 bps to settle at 18.5%.

Year-on-year, pretax operating margin increased by 248 bps as International pretax operating margin expanded by 286 bps while North America pretax operating margin dipped 53 bps. Middle East & Asia posted a 349 bps year-on-year margin improvement to reach 26.3%, Europe/CIS/Africa increased by 253 bps to 20.3%, and Latin America improved by 160 bps to 21.1%. The slight decline in North America margin was mainly due to pricing weakness on land for Well Services pressure pumping technologies and drilling delays offshore in the US Gulf of Mexico. The robust expansion in International margin was driven by the uptake of new technology, the strong focus on cost and resource management, and the continued margin-accretive contribution of integration-related activities.

Year-on-year by segment, Reservoir Characterization Group pretax operating margin expanded 129 bps to 27.3% due to improved profitability in Wireline and Testing Services and increased SIS software sales while the pretax operating margin of the Drilling Group increased 249 bps to 20.3% from increased technology integration, higher margins posted by Drilling & Measurements, and improved profitability in Integrated Project Management (IPM) project activity. Production Group pretax operating margin increased 313 bps to 17.9% due mainly to improved cost efficiencies and new technology sales in Well Services and Completions, although the effect of this was partially offset by contract rollover pricing.

Overall Schlumberger performance during the first quarter was marked by a number of technology highlights that were driven by efficiency, reliability and service integration.

In China, Drilling Group Technologies were deployed for ConocoPhillips China to improve drilling efficiency and obtain reliable reservoir pressure measurements in an offshore well in the Peng Lai 19-3 oilfield in the Bohai Bay. The combination of Drilling & Measurements PowerDrive Xceed* and PowerDrive vorteX* rotary steerable technologies with the C-Link IMAG communication system delivered precise well trajectory control, increased rate of penetration (ROP), and improved hole cleaning. In addition, the M-I SWACO ULTRADRIL* high performance water-based fluid system was used to enhance shale stability and ROP, which further improved overall drilling efficiency. As a result, record ROPs were achieved for both 12 1/4-in and 8 1/2-in sections with an overall 22% improvement from the previous record. Also, in the 8 1/2-in section, StethoScope* formation pressure-while-drilling technology secured real-time pressure measurements to predict pore pressure trends in the reservoir. Overall, this combination of Schlumberger technologies provided the customer with enhanced formation evaluation, high quality execution with zero NPT, and a total AFE savings of four days.

In Mexico, Pemex has awarded Schlumberger three multiyear integrated project contracts valued collectively at over $1.9 billion, representing the largest combined award in the recently concluded Mega Tender. Schlumberger is the only service provider to secure a contract in each project including the ongoing integrated project activity in the South Region, and continued activity in Pemex North Region. The award was based on commercial terms, QHSE, and the Schlumberger proven technology track record in Mexico in the deep complex well environments in the South, along with efficient drilling processes and associated services in past projects. In addition, Schlumberger has started executing a four-year contract for deepwater integrated services, offshore Mexico, valued at over $240 million. The first deepwater well under this contract started in March 2014.

In Norway, Schlumberger has been awarded an integrated well construction services contract by Det norske oljeselskap ASA for exploration drilling and development of the Ivar Aasen field in the northern part of the North Sea, west of the Johan Sverdrup field. The five-year contract with two optional periods of one year each includes the provision of the full suite of well construction services from exploration to development. This award was based on the fully integrated technology solution offered by Schlumberger in terms of technical and financial performance with the objective to deliver safe and efficient operations. Schlumberger will also be an integral part of the well construction process, delivering services on a contract that maximizes the potential gains from technology innovation, reliability and process efficiency.

Offshore Thailand, Schlumberger conducted an industry first seismic-while-drilling survey for Salamander Energy. Drilling & Measurements seismicVISION* seismic-while-drilling technology was used in a walkabove seismic survey to obtain real-time velocity information and seismic imaging. A combination of Wireline Q-Borehole* integrated borehole seismic, SWINGS* seismic navigation and positioning, and WesternGeco TRISOR* acoustic source technologies was deployed with remote shooting from the drilling rig using radio technology to fire the guns and transmit data from the boat source. A total of 53 consecutive real-time seismic levels were used to update the time-depth conversion, enabling the drillbit to be placed on the seismic map. In addition, memory data provided over 100 consecutive seismic levels for final seismic imaging. The Schlumberger technologies provided operational efficiency and helped the operator reduce drilling uncertainty, which facilitated the successful drilling of the well to the planned total depth.

In Russia, PetroStim, a Schlumberger company, conducted a Microseismic Services StimMAP* hydraulic fracture mapping service for a major Russian oil company in West Siberia. Four hydraulic fracturing stages were conducted in a horizontal treatment well and monitored from a nearby observation well, using Wireline VSI* versatile seismic imager technology with 3-component downhole sensors. The directions of fracture growth were clearly detected for all stages, despite low formation permeability and reduced pumping rates. Overall, more than 400 microseismic events were detected with the statistical confidence required for good microseismic interpretation, enabling the customer to reduce uncertainty in drilling and field development planning, and potentially saving significant cost.

Reservoir Characterization Group

First-quarter revenue of $2.85 billion decreased 14% sequentially, but grew 2% year-on-year. Sequential declines were primarily due to lower WesternGeco multiclient and SIS software sales following their strong year-end highs. Year-on-year revenue growth was led by Wireline and Testing Services driven by offshore exploration, and by SIS on increased software sales across all International Areas. WesternGeco, however, declined on lower marine vessel fleet utilization and reduced multiclient sales.

Pretax operating income of $779 million was 24% lower sequentially, but increased 7% year-on-year. Pretax operating margin of 27.3% decreased 384 bps sequentially due to the seasonally lower WesternGeco multiclient and SIS software sales. Year-on-year, pretax operating margin expanded by 129 bps due to improved profitability in Wireline and increased SIS software sales.

A number of key technology successes and new contract awards contributed to Reservoir Characterization Group performance during the first quarter.

In Norway, Statoil Petroleum AS, acting as operator on behalf of a partner group of 33 oil and gas companies, has awarded WesternGeco a large joint seismic acquisition and data processing project consisting of three 3D surveys totalling approximately 8,000 km2 in the south-eastern Barents Sea on the Norwegian continental shelf (NCS). This is the first new area on the NCS to be opened since 1994. The multivessel project will use ObliQ* sliding-notch broadband acquisition and imaging technology, which would include data being processed on board the vessels.

In the North Sea, BP has awarded WesternGeco a multiproject contract for streamer acquisition in the 2014-2015 North Sea season to include a 220-km2 4D monitor survey with undershoot over the Tambar field in Norway followed by a 1,000-km2 3D survey in West of Shetlands. The undershoot allows data to be collected beneath obstructions such as production facilities. This award follows a previous contract completed in 2013 and has an option to extend to 2016.

Kuwait Gulf Oil Company (KGOC) and Saudi Arabian Chevron Inc. have awarded WesternGeco a contract for a 4,612-km2 3D seismic survey covering the full extent of the onshore Partitioned Zone (PZ), an area between the Kingdom of Saudi Arabia and Kuwait operated by Wafra Joint Operations. A UniQ* integrated point-receiver land seismic system with over 150,000 channels will be used for the project, making this the world’s second-largest land seismic survey ever conducted in terms of channel count.

In the UK sector of the North Sea, Chevron has awarded WesternGeco a “Q-on-Q” 4D monitor survey over the Alba field, a complex acquisition project that will be acquired by the Amazon Warrior using Q-Marine* Seismic and DSC* dynamic spread control technologies to ensure survey repeatability. The award also includes three comprehensive data processing projects where 4D processing of four data vintages will be performed, along with a full 3D prestack depth migration of the 2014 data. WesternGeco has a long history of working with Chevron in the Alba field.

In Libya, Wireline technologies were introduced for WAHA OIL COMPANY to support characterization of the main Nubian Sandstone reservoir. The CMR-Plus* logging tool helped resolve low resistivity pay above the primary reservoir, while CMR MRF* fluid characterization indicated that the reservoir was oil-wet, impacting future development plans. The ECS* elemental capture spectroscopy sonde quantified the mineralogy and porosity estimation of clay and calcite volumes. The combination of OBMI* oil-base microimager and UBI* ultrasonic borehole imager technologies enabled WAHA to perform a full geological interpretation with a saving of more than 10 hours of rig time. High-fidelity shear anisotropy from the Sonic Scanner* acoustic scanning platform combined with high-resolution UBI and OBMI images provided fracture-stress characterization of the tight fractured reservoir.

In Kurdistan, Wireline Saturn* 3D Radial Probe technology was deployed for OMV to obtain high quality oil samples in a vertical exploration well in the BinaBawi field. The larger flow area offered by the Saturn elliptical probe design led to improvements in operational efficiency with the acquisition of four fluid samples in two different intervals, including one fluid identification profile, and enabled the customer to save up to 50% in fluid sampling time compared with conventional sampling methods.

In Trinidad and Tobago, Wireline MDT* modular formation dynamics tester technology with dual-packer elements was deployed in a well for Centrica Energy to obtain reliable permeability data. The “mini drillstem test” covered four intervals, and was conducted in a single logging run which enabled the customer to save approximately seven days of rig time compared with a conventional well test. In addition, the combination of Rt Scanner* triaxial induction, Sonic Scanner acoustic scanning, Dielectric Scanner* multifrequency dielectric dispersion, and OBMI oil-base microimager technologies was used to characterize the reservoir.

In Kazakhstan, a Wireline Platform Express* integrated wireline tool was used for Altius Petroleum International B.V. to acquire logs in shallow wells in the onshore Akzhar field. The selection of Schlumberger as the single service provider for openhole logging acquisition and interpretation services enabled Altius Petroleum International to stay within budget for 38 wells and decrease the turn-around time for information delivery by 50%. As a result of this timely information, the customer was able to avoid unnecessary costs associated with well cementing and casing preparation.

The National Oil Corporation of Kenya (National Oil) has signed a collaboration agreement with Schlumberger for a 9,500-km 2D long-offset multiclient seismic survey, covering an extensive deepwater area offshore Kenya. The agreement uses Schlumberger Reservoir Characterization Group technologies to acquire, process and interpret the data in collaboration with National Oil to provide knowledge transfer and help develop technical staff. The survey will be acquired using Q-Marine Solid* streamer and ObliQ sliding-notch broadband technologies. Schlumberger PetroTechnical Services will use Omega* seismic data processing software for imaging and processing, and the SIS Petrel* E&P software platform for interpretation and geological modelling. The agreement also includes support services to enhance National Oil’s integrated data management and information systems infrastructure.

In India, Wireline Flow Scanner* well production logging and MaxTRAC* downhole wireline tractor systems were run for Oil and Natural Gas Corporation Limited (ONGC) to acquire production profiling information in a challenging high temperature horizontal well in the Mumbai High South offshore field. The MaxTRAC tractor successfully conveyed the Flow Scanner tool to total depth over a producing interval that contained an intelligent completion. The reliable downhole production rate measurements acquired enabled the customer to make critical field development decisions.

Drilling Group

First-quarter revenue of $4.33 billion decreased 2% sequentially, but grew 7% year-on-year. Revenue decreased sequentially due to a decline in M-I SWACO product sales following a strong 2013 year-end high. Year-on-year, revenue increased by $269 million, led by robust growth in Drilling & Measurements technologies as drilling activity strengthened in Saudi Arabia, Iraq, Norway, China, Australia and the Southeast Asia region.

Pretax operating income of $881 million was flat sequentially, but increased 22% year-on-year. Pretax operating margin of 20.3% increased 51 bps sequentially as a result of better pricing from a higher-technology mix for Drilling & Measurements services, mainly in the Middle East & Asia Area, as well as from improved profitability in IPM projects. Year-on-year, pretax operating margin expanded 249 bps from increased technology integration, better margins at Drilling & Measurements, and improved profitability in IPM project activity.

First-quarter performance was marked by technology integration and service efficiency across all the Drilling Group product lines.

In China, Drilling & Measurements technologies established well drilling records for Shell in the shale gas play project in the Sichuan province. PowerDrive Archer* high build rate rotary steerable system technology proved its reliability with a record 309 hours of continuous operation and helped overcome high formation dips during the placement of a challenging horizontal well. In addition, the MicroScope* resistivity- and imaging-while-drilling service delivered high quality imaging information over a record reservoir section of 2,043 m. In another well, PowerDrive vorteX rotary steerable system broke the drilling footage record for the field and delivered an overall 92% drilling performance improvement compared with offset wells. As a result, Drilling & Measurement technologies have so far delivered one top-quartile and four best-in-class wells, based on service delivery and cost savings to the customer.

Also in China, Drilling & Measurements technologies were deployed for CNOOC Panyu Operating Company to drill horizontal wells in the mature Panyu oilfield which has an average field water cut of 91%. A combination of PowerDrive Archer high build rate rotary steerable, PowerDrive Xceed rotary steerable, PeriScope* bed boundary mapping, EcoScope†* multifunction logging-while-drilling, and adnVISION* azimuthal density neutron technologies delivered increased drilling efficiency and enabled the wells to be placed in the optimum position to drain the remaining hydrocarbon. This technology combination successfully drilled a total of 25 horizontal wells, and helped reverse the field’s declining production trend, resulting in 68% higher oil production compared to the initial plan, and 45% cumulative incremental oil versus forecast.

In Russia, Drilling & Measurements technologies were used for VSNK-Rosneft Oil Company to drill a challenging horizontal well in East Siberia’s unconventional Yurubcheno-Tohomskoe field. The combination of ImPulse* integrated measurement while drilling, adnVISION azimuthal density neutron and SonicScope* multipole sonic-while-drilling technologies provided the quality measurements needed for formation fracture characterization. In addition, the Schlumberger logging-while-drilling technologies provided efficiency improvements enabling the customer to save three days of rig time and the associated cost.

In Egypt, Schlumberger Stinger* conical diamond element technology helped BAPETCO, a joint venture between Shell and the Egyptian General Petroleum Cooperation, achieve back-to-back top quartile drilling performance in wells in the Obayed field. In the 8 1/2-in section of the first well, Smith customized polycrystalline diamond compact (PDC) bits with Stinger technology increased ROP over 30% compared to the field’s best offsets. In the second well’s 8 1/2-in section, the ROP using Stinger technology matched that of the best field performer, and the section was drilled to total depth, replacing two conventional bits and increasing the footage drilled by 45%. The combination of Stinger technology and computational-fluid-dynamics-validated hydraulics also delivered new drilling records for the longest and fastest runs in the Obayed field.

In US land, Schlumberger Drilling Group Technologies enabled Cimarex Energy Co. to achieve record drilling times on wells in the Delaware Basin. Drilling & Measurements PowerDrive Archer high build rate rotary steerable system technology, with a customized abrasion-resistant Smith PDC bit and M-I SWACO DUO-VIS* viscosifier technology, drilled a record well in the Second Bone Spring sand interval in just over eight days, or two-and-a-half days less than the previous best well and four days less than the median for the area. This technology combination resulted in a saving of $170,000 over the previous best well and $260,000 over the median for the area.

Also in US land, Smith drillbit technology allowed LINN Energy LLC to reduce the average number of bits used to drill the lateral sections in their Anadarko Basin wells. A customized six-blade Smith PDC bit with ONYX 360* cutter technology drilled an entire 8 3/4-in interval without irreparably damaging a drill bit for the first time in this formation. As a result of ONYX 360 cutter technology, the laterals were drilled efficiently with an approximate rig time and bit cost saving of more than $85,000 per well.

Elsewhere in US land, Schlumberger SHARC* high-abrasion-resistance PDC bits helped Murex Petroleum Corporation achieve record drilling performance in a well in the Williston basin. The SHARC bit technology in combination with one other customized Smith PDC bit, drilled a well from surface casing to a total depth of 18,835 ft using only three bits, one each in the vertical, the curve and the lateral sections. In addition, the average rate of penetration was 15% faster than the best offset well in the field, resulting in a $100,000 well cost saving.

In US land, M-I SWACO deployed RHE-USE* chemically enhanced technology for Noble Energy to remove low-gravity solids from non-aqueous drilling fluids used to drill wells in the Northeast basin. As a result of using RHE-USE technology, the customer reduced base oil and barite usage, eliminated drilling solids transfer equipment and reduced mud and transport costs resulting in a total savings of $200,000 compared to conventional solids control fluid pads.

In the US Gulf of Mexico, Well Services introduced the MudSCRUB-SX* stable microemulsion oil-base mud removal system on a deepwater well for a major customer offshore Louisiana. The applications of the MudSCRUB-SX system included the placement of a plug in the well’s 20-in casing, and a plug set during a 16-in shoe squeeze operation to isolate a weak drill-out formation. The combination of the MudSCRUB-SX system’s proprietary formulation and Well Services plug placement software resulted in excellent hole cleaning and reduced fluid contamination. This optimum slurry performance enabled the customer to save the cost and time associated with the additional additives and multiple pumping stages typically used in traditional mud removal treatments, as well as the potential remedial time associated with subsequent cementing operations.

In Poland, Drilling & Measurements PowerDrive Archer high build rate rotary steerable system technology was used for BNK Petroleum in the Gapowo B-1 horizontal well to drill over-pressured Lower Silurian and Ordovician shales. PowerDrive Archer technology enabled the well to be landed as per plan, overcoming challenges faced by conventional drilling methods in achieving the necessary build-up rates. In the same well, the PowerDrive X6* rotary steerable system was deployed to drill the longest lateral section to date, in a single run, on a shale gas well in Poland. In addition, real-time gamma ray images from the geoVISION* imaging-while-drilling service confirmed the formation structure in the lateral section, which allowed the wellbore to be steered and maintained within the target zones to maximize contact with the shale reservoir.

Production Group

First-quarter revenue of $4.12 billion decreased 2% sequentially, and grew 10% year-on-year. The sequential decline was primarily due to lower Completions and Artificial Lift product sales following their strong year-end highs. Well Services pressure pumping technologies were higher due to increased service intensity in US land despite severe winter disruption and contract rollover pricing. Revenue in Well Services was also higher due to peak winter activity in Western Canada.

Year-on-year, revenue increased by $357 million led by double-digit growth in Well Services pressure pumping technologies in North America land. SPM revenue grew by more than 50% as projects in Latin America continued to progress ahead of work plans.

Pretax operating income of $737 million was 1% higher sequentially and increased 33% year-on-year. Pretax operating margin of 17.9% increased 60 bps sequentially on improved profitability for Well Services and Well Intervention Technologies, both in North America land and in the International Areas. This improvement is due to peak winter activity in Western Canada as well as from operational efficiencies in US land, although this was muted by continued pricing weakness in US land.

Year-on-year, pretax operating margin expanded 313 bps mainly from improved cost efficiencies and new technology sales in Well Services and Completions, although the effect of this was partially offset by contract rollover pricing.

A number of technology innovation, integration, process efficiency and reliability highlights across the Production Group marked the first quarter.

In West Texas, a combination of Schlumberger technologies was used for Clayton Williams to optimize well stimulation in their Upper Wolfcamp shale target. Well Services Mangrove* reservoir-centric stimulation design software using Wireline ThruBit* logging services including spectral gamma ray, enabled peak 30-day production rates in the new wells to increase more than 100% compared to previously completed wells in the play. Clayton Williams attributes the production improvement to the Mangrove workflow along with the high quality openhole logging data obtained in the laterals.

In China, Well Services HiWAY* flow-channel fracturing technology was used for PetroChina Changqing Oil Company in two vertical pilot wells in the Sulige gas field in the Ordos basin. Historically, wells drilled in the field’s tight and under-pressurized reservoirs have delivered only marginal production. As a result of HiWAY treatment, the initial production of each well exceeded the average production of offset vertical wells by a factor of three-and-a-half and was equivalent to the average production of offset horizontal wells. This application of HiWAY technology provided the customer with the savings associated with reduced water and proppant use along with increased viability of marginal targets not possible with conventional fracturing treatments.

In China, Well Services StimMORE* fiber-laden diversion fluid technology was used for CNPC Tarim Oilfield Company in the hydraulic fracturing of extreme high-pressure, high-temperature tight-gas wells in the Kuche field in the Tarim basin. An integrated approach, comprising reservoir understanding combined with the use of StimMORE diversion technology, helped maximize the hydraulic fracture’s surface area contact with the reservoir and wellbore. In total, eight wells have been successfully treated with StimMORE technology, and post-job average well production rates were 60% higher than the average of offset wells stimulated with conventional methods in the same field.

In Kazakhstan, Well Services completed the first ten-stage stimulation campaign for Karachaganak Petroleum Operating B.V. on a horizontal well in the Karachaganak field. The operation included five acid-fracturing and five matrix-acidizing treatments in a naturally fractured carbonate, and was executed in 28 days which is more than two times faster than previous campaigns on similar wells in the same field. In addition, initial post stimulation clean-up and well flow-back indicated it to be top quartile producer in the field among a total of 90 producing wells.

In the US Gulf of Mexico, Well Intervention deployed LIVE* digital slickline services for Walter Oil & Gas on a rigless zonal isolation and recompletion operation. The LIVE services combined real-time correlation and perforating capabilities with an efficient lightweight, smaller footprint solution to execute a successful intervention within the limitations of the platform’s crane and deck space.

Also in the US Gulf of Mexico, Well Services PressureNET* lost circulation technology was incorporated for the first time into a weighted spacer fluid, and pumped ahead of a cement system containing CemNET* advanced fiber technology to control losses while setting the production liner in a well. This combination of Well Services technologies provided reliable cement coverage across all critical zones and avoided a potential $2.7 million in remedial work for the deepwater customer.

In Australia, Schlumberger Completions has been awarded a contract worth $40 million by INPEX. The contract covers the upper and intermediate completions for the first 20 wells in Phase I of the upcoming Ichthys development. The project scope includes high-producer gas wells that require state-of-the-art high-alloy, large-bore completions.

In Brazil, Schlumberger Artificial Lift has been awarded a performance-based contract worth approximately $50 million by Petrobras to supply, install and monitor electric submersible pump systems in six subsea wells in the offshore Parque Das Baleias field. The five-year contract was based on the proven Schlumberger track record in supplying high-reliability REDA Maximus* electric submersible pump technology in the extremely challenging Brazil deepwater and ultra-deepwater environments.

Financial Tables

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Three Months
Periods Ended March 31,	2014	2013

Revenue	$11,239	$10,570
Interest and other income, net	76	33
Expenses
Cost of revenue	8,745	8,409
Research & engineering	284	292
General & administrative	106	95
Impairment & other(1)	—	92
Interest	103	98

Income before taxes	2,077	1,617
Taxes on income(1)	469	406

Income from continuing operations	1,608	1,211
Income from discontinued operations	—	56

Net income	1,608	1,267
Net income attributable to noncontrolling interests	16	8

Net income attributable to Schlumberger	$1,592	$1,259

Schlumberger amounts attributable to:
Income from continuing operations(1)	$1,592	$1,203
Income from discontinued operations	—	56

Net income	$1,592	$1,259

Diluted earnings per share of Schlumberger
Income from continuing operations(1)	$1.21	$0.90
Income from discontinued operations	—	0.04

Net income	$1.21	$0.94

Average shares outstanding	1,306	1,330
Average shares outstanding assuming dilution	1,318	1,340

Depreciation & amortization included in expenses(2)	$932	$896

1)	See page 13 for details of charges and credits.
2)	Including multiclient seismic data costs.

Condensed Consolidated Balance Sheet

		(Stated in millions)
	Mar. 31, 2014	Dec. 31, 2013
Assets
Current Assets
Cash and short-term investments	$7,078	$8,370
Receivables	11,680	11,497
Other current assets	6,595	6,358

	25,353	26,225
Fixed income investments, held to maturity	358	363
Fixed assets	15,114	15,096
Multiclient seismic data	696	667
Goodwill	14,832	14,706
Other intangible assets	4,713	4,709
Other assets	5,651	5,334

	$66,717	$67,100

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,272	$8,837
Estimated liability for taxes on income	1,731	1,490
Short-term borrowings and current portion of long-term debt	1,369	2,783
Dividend payable	527	415

	11,899	13,525
Long-term debt	11,120	10,393
Postretirement benefits	663	670
Deferred taxes	1,708	1,708
Other liabilities	1,147	1,169

	26,537	27,465
Equity	40,180	39,635

	$66,717	$67,100

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the first quarter follow:

		(Stated in millions)
Three Months		2014
Net Debt, January 1, 2014		$(4,443)
Income from continuing operations		1,592
Depreciation and amortization		932
Pension and other postretirement benefits expense		86
Stock-based compensation expense		77
Pension and other postretirement benefits funding		(72)
Increase in working capital		(870)
Capital expenditures		(864)
Multiclient seismic data capitalized		(82)
Dividends paid		(410)
Proceeds from employee stock plans		280
Stock repurchase program		(899)
Business acquisitions and investments, net of cash and debt acquired		(239)
Other		(121)
Currency effect on net debt		(20)

Net Debt, March 31, 2014		$(5,053)

Components of Net Debt	Mar. 31, 2014	Dec. 31, 2013
Cash and short-term investments	$7,078	$8,370
Fixed income investments, held to maturity	358	363
Short-term borrowings and current portion of long-term debt	(1,369)	(2,783)
Long-term debt	(11,120)	(10,393)

	$(5,053)	$(4,443)

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this First-Quarter Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	Fourth Quarter 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$2,170	$487	$19	$1,664	$1.26
Provision for accounts receivable	152	30	—	122	0.09	Cost of revenue

Schlumberger income from continuing operations, excluding charges & credits	$2,322	$517	$19	$1,786	$1.35

	First Quarter 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,618	$406	$9	$1,203	$0.90
Currency devaluation loss in Venezuela	92	—	—	92	0.07	Impairment & other

Schlumberger income from continuing operations, excluding charges & credits	$1,710	$406	$9	$1,295	$0.97

There were no charges or credits recorded during the first quarter of 2014.

Product Groups

					(Stated in millions)
	Three Months Ended
	Mar. 31, 2014		Dec. 31, 2013		Mar. 31, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$2,852	$779	$3,306	$1,031	$2,801	$729
Drilling	4,331	881	4,440	880	4,062	725
Production	4,116	737	4,219	730	3,759	555
Eliminations & other	(60)	(29)	(59)	(37)	(52)	(44)

	11,239	2,368	11,906	2,604	10,570	1,965
Corporate & other	—	(201)	—	(197)	—	(169)
Interest income(1)	—	7	—	7	—	6
Interest expense(1)	—	(97)	—	(92)	—	(93)
Charges & credits	—	—	—	(152)	—	(92)

	$11,239	$2,077	$11,906	$2,170	$10,570	$1,617

Geographic Areas

					(Stated in millions)
	Three Months Ended
	Mar. 31, 2014		Dec. 31, 2013		Mar. 31, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$3,684	$683	$3,649	$716	$3,290	$627
Latin America	1,758	371	2,003	425	1,904	371
Europe/CIS/Africa	2,881	585	3,225	726	2,863	509
Middle East & Asia	2,845	749	2,923	766	2,394	547
Eliminations & other	71	(20)	106	(29)	119	(89)

	11,239	2,368	11,906	2,604	10,570	1,965
Corporate & other	—	(201)	—	(197)	—	(169)
Interest income(1)	—	7	—	7	—	6
Interest expense(1)	—	(97)	—	(92)	—	(93)
Charges & credits	—	—	—	(152)	—	(92)

	$11,239	$2,077	$11,906	$2,170	$10,570	$1,617

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing 123,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague, and reported revenues from continuing operations of $45.27 billion in 2013. For more information, visit www.slb.com.

# # #

*	Mark of Schlumberger or of Schlumberger Companies.
†	Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. The EcoScope and NeoScope services use technology that resulted from this collaboration.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Thursday, April 17, 2014. The call is scheduled to begin at 7:00 a.m. US Central Time (CT), 8:00 a.m. Eastern Time (ET), 2:00 pm (Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-866-269-9609 within North America, or +1-612-332-0923 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call, an audio replay will be available until May 17, 2014 by dialing 1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 316978.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial information is available at www.slb.com/ir.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com